EXHIBIT 20.8

FOR IMMEDIATE RELEASE

                       AES REPORTS SECOND QUARTER EARNINGS
                  PER SHARE INCREASE OF 35%, TO $0.50 PER SHARE

                     AES Also Announces 2 for 1 Stock Split

ARLINGTON, VA, July 15, 1997 -- The AES Corporation (NYSE: AES) announced today that net income was $42 million for the quarter ended June 30, 1997, an increase of 50% compared to net income of $28 million for the second quarter of 1996. Earnings per share were $0.50 for the quarter, up 35% compared to $0.37 for the same quarter in 1996. Revenues for the quarter were $261 million, up 50% compared to $174 million reported in the same period last year.

For the first half of 1997, net income was $82 million, a 44% increase compared to the first half of 1996. Earnings per share for the first half of 1997 were $1.00, compared to $0.75 for the same period in 1996. Revenues for the first half of 1997 were $522 million, up 51% from the $346 million reported a year earlier.

AES also announced today a 2 for 1 stock split. Each shareholder of record on July 28, 1997 will receive as a dividend one additional share of AES Common Stock for each share held on that date, payable on August 28, 1997.

Dennis W. Bakke, President and Chief Executive Officer, commented, " This was an exciting quarter for AES on many fronts. Our existing plants and businesses around the world performed well. We also expanded our business in many important markets, including:

  -  completing the amalgamation of AES Chigen into AES,

  -  finalizing the acquisition of the non-US businesses of Destec,

  - acquiring with partners the integrated utility, Cemig, in Brazil and two distribution companies, Eden and Edes, in Argentina,

  - winning the right to develop the 600 MW gas-fired combined cycle Uruguaiana project in Brazil, and

  -  funding the 2,100 MW Yangcheng coal-fired plant in China.

The businesses we acquired from Destec in Canada, The Netherlands and the Dominican Republic, as well as some of the development-stage projects, provide us with opportunities to expand our relationships and markets in those countries."

Roger W. Sant, Chairman, stated, " AES people around the world continue to pursue new opportunities where we can make a difference in the electric sector with both acquisitions and greenfield plants. We are finding extremely talented people in the businesses that we acquire and they play an important part in the overall growth of our company. Operating people from existing AES plants also play an important role in contributing to AES business development teams. The entrepreneurship that has been shown by our people has been extraordinary."

Highlights  of  AES's  business  development   successes  in  1997  include  the
following:

     o In June, AES completed its acquisition of the international businesses of Destec Energy, Inc., consisting of five plants in operation and construction representing approximately 950 MW (based on AES's net equity ownership), and numerous projects in various stages of development.

     o In June, AES announced the initial funding of the 2,100 MW coal-fired Yangcheng plant in China.

     o In May, AES and partners won a bid for 14.41% of Cemig, an integrated electric utility serving the State of Minas Gerais in Brazil.

     o In May, AES completed the amalgamation with AES China Generating Co. with AES.

     o In May, AES, along with its partner CEA, acquired two electricity distribution companies, Eden and Edes, serving the Province of Buenos Aires, Argentina.

     o In April, AES won the right to build, own and operate a 600 MW gas-fired, combined cycle plant in Uruguaiana, Brazil.

     o In March, AES completed a combined public offering of common stock and term convertible securities ("TECONS"), yielding net proceeds to the Company of approximately $390 million.

     o In February, a subsidiary of AES raised #112.5 million of non-recourse project financing for its 230 MW (net) gas-fired combined cycle plant in Barry, South Wales, United Kingdom.

     o In February, AES announced plans to build a 720 MW (net) gas-fired combined cycle plant in Pennsylvania to supply electricity to a subsidiary of GPU, Inc., pursuant to three restructured power purchase agreements.

     o In January, AES acquired an additional 2.4% interest in Light Servicos de Eletricidade S.A., a 3,800 MW integrated Brazilian utility, bringing AES's total interest to 13.75%.

     o In January, AES won a bid to build, own and operate a 484 MW (net) gas-fired combined cycle power plant in Merida, Mexico.

AES is a leading global power company that currently owns or has an interest in seventy-five power facilities totaling over 20,000 megawatts in the United States, Argentina, Brazil, Pakistan, Hungary, Kazakstan, China, Australia, Canada, The Netherlands, The Dominican Republic and The United Kingdom. In addition to having assets of approximately $5.8 billion, the Company has more than $5 billion of projects in construction or late stages of development. AES is dedicated to providing electricity worldwide in a socially responsible way.

                                    * * * * *

THE AES CORPORATION
-------------------

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIODS ENDED JUNE 30, 1997 AND 1996

------------------------------------------------------------------------------------------------------------------
Unaudited                                                Three                 Three             Change
                                                         Months          %     Months       %     From
                                                         Ended           of    Ended       of    Previous     %
                                                         06/30/97       Sales  06/30/96   Sales    Year    Change
------------------------------------------------------------------------------------------------------------------

($ in millions, except per share amounts)

REVENUES:
Sales and services                                         $ 261         100%   $ 174      100%   $  87       50%

OPERATING COSTS AND EXPENSES:
Cost of sales and services                                   163          63%      98       56%     (65)     -66%
Selling, general and administrative expenses                   6           2%       6        3%      --       --
Provision to reduce contract receivable                        3           1%      --       --       (3)    -100%
                                                           -----                -----              -----

Total operating costs and expenses                           172          66%     104       59%     (68)     -65%
                                                           -----                -----              -----

OPERATING INCOME                                              89          34%      70       41%      19       27%

OTHER INCOME AND (EXPENSE):
Interest expense                                             (48)        -18%      (32)    -19%     (16)      50%
Interest income                                               10           4%       5        3%       5      100%
Equity in net earnings of affiliates                          14           5%       2        1%      12      600%
                                                           -----                -----              -----

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST              65          25%      45       26%      20       44%

Income taxes                                                  19           7%      16        9%      (3)     -19%
Minority interest                                              4           2%       1        0%      (3)    -300%
                                                           -----                -----              -----

NET INCOME                                                 $  42          16%   $  28       16%   $  14       50%
                                                           =====                =====              =====

NET INCOME PER SHARE:                                      $0.50                $0.37             $0.13
                                                           =====                =====              =====


THE AES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIODS ENDED JUNE 30, 1997 AND 1996

----------------------------------------------------------------------------------------------------------------------------------
Unaudited                                                Six                     Six                     Change
                                                         Months        %         Months       %          From
                                                         Ended         of        Ended        of         Previous     %
                                                         06/30/97      Sales     06/30/96     Sales      Year         Change
----------------------------------------------------------------------------------------------------------------------------------
($ in millions, except per share amounts)

REVENUES:
Sales and services                                       $ 522         100%      $ 346        100%       $ 176        51%

OPERATING COSTS AND EXPENSES:
Cost of sales and services                                 330          63%        196         57%        (134)      -68%
Selling, general and administrative expenses                15           3%         15          4%          --        --
Provision to reduce contract receivable                     10           2%         --          --         (10)     -100%
                                                         -------                 --------                --------

Total operating costs and expenses                         355          68%        211         61%        (144)      -68%
                                                         -------                 --------                --------

OPERATING INCOME                                           167          32%        135         39%          32        24%

OTHER INCOME AND (EXPENSE):
Interest expense                                           (92)        -18%        (62)       -18%         (30)       48%
Interest income                                             18           3%         10          3%           8        80%
Equity in net earnings of affiliates                        30           6%          7          2%          23       329%
                                                         -------                 --------                --------

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST           123          23%         90         26%          33        37%

Income taxes                                                35           7%         31          9%          (4)      -13%
Minority interest                                            6           1%          2          0%          (4)     -200%
                                                         -------                 --------                --------

NET INCOME                                               $  82          15%      $  57         16%       $  25        44%
                                                         =======                 ========                ========

NET INCOME PER SHARE:                                    $1.00                   $0.75                   $0.25
                                                         =======                 ========                ========